Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 www.dlapiper.com T 512.457.7000 F 512.457.7001

May 12, 2017

Connecture, Inc.

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Connecture, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to (i) 17,500 shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and (ii) 12,308,034 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), plus an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Act (collectively, the “Shares”), which may be offered and sold from time to time by the selling stockholders named in the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company (the “Certificate of Designation”); (d) the Amended and Restated Bylaws of the Company; (e) certain resolutions of the Board of Directors of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that (i) the Shares consisting of Series B Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Shares consisting of Common Stock have been duly authorized and, when and to the extent issued upon conversion of the Series B Preferred Stock in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting the foregoing). We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)